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                         CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 24, 2005, relating to the statement of financial condition of Man Investments (USA) Corp. as of March 31, 2005, which appears in such Registration Statement. We also consent to the references to us under the heading "Lawyers; Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
Chicago, IL
April 17, 2006